EXHIBIT 99.2

Final Transcript

Conference Call Transcript

ANSI — Q4 2004 Advanced Neuromodulation Systems Earnings Conference Call

Event Date/Time: Feb. 17. 2005 / 11:00AM ET
Event Duration: N/A

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	1

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

ANSI — Q4 2004 Advanced Neuromodulation Systems Earnings Conference Call

CORPORATE PARTICIPANTS

Chris Chavez
ANS — CEO

Bob Merrill
ANS — CFO

Drew Johnson
ANS — Vice President Regulatory Affairs

Ken Hawari
ANS — Executive Vice President

Scott Drees
ANS — Executive Vice President Sales and Marketing

CONFERENCE CALL PARTICIPANTS

Thom Gunderson
Piper Jaffray — Analyst

John Calcagnini
CIBC — Analyst

Chad Suggs

CIBC — Analyst

Bill Plovanic
First Albany — Analyst

Kate Sharadin
Pacific Growth — Analyst

Amit Hazan
SunTrust Robinson Humphrey — Analyst

Eli Kammerman
Cathay Financial — Analyst

Shawn Fitz
Stephens, Inc. — Analyst

Pat Pace
UBS — Analyst

Mark Landy
Susquehanna Group — Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the Advanced Neuromodulation Systems fourth quarter and year-end results conference call. During the presentation all lines will be in a listen-only mode. Afterwards we will conduct a question and answer session. [OPERATOR INSTRUCTIONS]. I would like to remind everyone this call is being recorded Thursday, February 17, 2005. I would now like to turn the conference over to Christopher Chavez, CEO Advanced Neuromodulation Systems, Inc. Please go ahead, Sir.

Chris Chavez - ANS — CEO

Thank you. Good morning. We appreciate your interest in ANS and the opportunity to review fourth quarter results with you. With me this morning in Plano, Texas are Bob Merrill, CFO, Drew Johnson, Vice President in Regulatory Affairs, Ken Hawari, Executive Vice President, and Scott Drees, Executive Vice President Sales and Marketing.

As usual, I’m going to open with an opening statement, Bob will summarize financial performance for the fourth quarter, and then we’ll address your questions.

Again, I remind you that we may use forward-looking comments in our opening statements and in answers to your questions.

The fourth quarter was another period of outstanding accomplishment for ANS. We continue to make strong progress on financial and product development objectives. From a financial perspective, revenue increased 26% to a new record of 32.3 million for the quarter. This increase follows record performances in the last 12 quarters. Net income for the fourth quarter increased 38% to 5.1 million or 24 cents a share.

New products and new indications remain key to ANS’ future growth. ANS has the broadest and most advanced product offering in the industry to address the broad and diverse needs of interventional pain physicians and the expanding neurostimulation market. We are currently in the process of expanding the launch of several new products, including the Axxess® Lead, the C-SeriesTM Lead, the MTSTM Trial System and our first rechargeable IPG. ANS continues to invest in projects that further strengthen our technology platform and market position.

ANS currently has 59 issued patents, 111 patents pending, numerous trade secrets, and we continue to aggressively add to this list. ANS recently filed a PMA supplement with the FDA seeking the approval to market and sell our second rechargeable spinal cord

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	2

© 2005 2002 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

ANSI — Q4 2004 Advanced Neuromodulation Systems Earnings Conference Call

stimulation system. We hope to receive approval for a second rechargeable IPG sometime during the second quarter.

The Neuromodulation market is expected to surpass the billion-dollar milestone this year and promises to become a multi-billion dollar, multi-indication segment of the medical device industry. While we continue to focus on aggressively developing the spinal cord stimulation market for chronic pain, we will simultaneously pursue several promising new clinical applications that leverage ANS’ technology and our substantial organizational capability.

I would like to highlight important progress in a few key areas. This is not an exhaustive list. First, ANS has recently received approval from the FDA to expand the chronic migraine feasibility study protocol to a pivotal study. This study will enroll 150 patients at 10 sites. We hope to start implants under the pivotal study soon. We expect the results of this pivotal trial will support a future PMA submission for chronic migraine headaches. We continue to believe that the chronic headache application has significant clinical and commercial potential.

Second, ANS hopes to begin a pivotal clinical trial in the next few months utilizing our Deep Brain Stimulation system to treat Essential Tremor. ANS very recently submitted responses inclusive of component test data to the FDA regarding our IDE application. ANS’ IDE request approval to implant 160 patients at 12 sites. Separately, we plan to submit responses to the IDE application for Deep Brain Stimulation for the treatment of Parkinson’s disease this quarter and hope to begin this pivotal trial in the second quarter. The IDE for Parkinson’s disease will request approval to implant at least 136 patients at 12 sites.

Third, ANS recently submitted an IDE application with the FDA for a second pilot study on sacral nerve root stimulation for the treatment of chronic pelvic pain due to Interstitial Cystitis. ANS hopes to begin this study in the second quarter of 2005. The IDE requests approval to implant 20 patients at 3 sites.

ANS continues to evaluate a large and growing list of other promising clinical applications that leverage our substantial Neuromodulation technology platform. As mentioned in our last conference call, ANS has an impressive and expanding list of new neurostimulation clinical applications, including tinnitus, traumatic brain injury, depression and others that we are actively evaluating. We plan to design pilot clinical studies and initiate other due diligence activities this year to evaluate the clinical, technical and commercial feasibilities of these and other promising indications.

Moving on to a different subject—with respect to our investment in Cyberonics, ANS has sold approximately half, as of yesterday, or 1.7 million of the 3.5 million shares of Cyberonic Stock that we purchased last summer for a pre-tax profit of approximately $43 million as of yesterday. We continue to hold the remaining 1.7 million shares at a cost basis of $14.29 per share. We continue to believe that a business combination of ANS and Cyberonics could create significant operating synergies in the exciting field of Neuromodulation. The substantial increase in Cyberonics’ stock price following the FDA’s decision regarding VNS therapy, coupled with Cyberonics’ Board—their Board of Directors’ decision—not to engage in a discussion with ANS, however, prompted us to decide to the sell some of these shares. ANS may elect to sell additional shares or hold them for investment purposes. We are pleased that our investment has been profitable for our shareholders and has considerably increased our cash position.

The FDA’s decision approving VNS therapy for treatment resistant depression is a major step forward in the development of neurostimulation as a treatment for this very important indication, which could ultimately benefit ANS as we pursue a depression indication.

ANS received a subpoena from the Inspector General, Department of Health and Human Services, requesting documents related to certain of the Company’s sales and marketing, reimbursement, Medicare/Medicaid billing, and certain other business practices. For some time now, the Inspector General has publicly stated that the pharmaceutical and medical device companies would become a focus of increased regulatory scrutiny. The Inspector General has investigated many large and well-regarded companies, including certain of our competitors, for their practices in these areas. ANS is committed to conducting business at the highest ethical and legal standards, and we are cooperating fully with the Inspector General’s investigation. We have nothing to hide. ANS’ Corporate Code of Conduct and the Credo clearly define our commitment to integrity and to regulatory compliance. Both of these documents are proudly posted on our website for the world to see.

With respect to guidance, we continue to expect revenue for 2005 of approximately $145 million., although it appears that revenue for the first quarter could be below previous expectations.

With respect to earnings outlook for 2005, net income, earnings per share and our cash position will be significantly and positively affected by the sizeable profit we could realize on our investment in Cyberonics. We have decided to use this opportunity to accelerate our pursuit of new indications for our technology more aggressively, by accelerating clinical studies, regulatory approval efforts and product development.

I want to be clear—and let me just state it again—I want to be clear that we will remain focused on profitable bottom-line performance and growth in our core pain business. We are not going to take our eye off the ball. We expect increases in our investments in clinical studies, regulatory and R&D by up to $5 million this year. In addition, the new FASB rules on expensing stock options will begin to impact ANS and other companies in June of this year. We currently are assessing the likely impact of all these factors and plan to update our guidance for net income and earnings per share on our conference call for the first quarter.

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	3

© 2005 2002 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

ANSI — Q4 2004 Advanced Neuromodulation Systems Earnings Conference Call

This concludes my opening statement. Bob Merrill, our CFO, will now present the financial highlights, and then we will invite your questions.

Bob Merrill - ANS — CFO

Thanks, Chris. Again, we’re very proud of our results for both the fourth quarter and the year of 2004. Powered by our Genesis IPG Systems, quarter revenue increased 26% to a record $32.3 million and for the year increased 33% to $120.7 million. Neuro product sales for the quarter increased 23% to $28.8 million and for the year increase 36% to $109 million.

International revenue for the year as a percentage of Neuro sales was approximately 9%. Revenue from our OEM segment increased 56% during the quarter to $3.5 million from $2.3 million in 2003 and for the year increased to $11.9 million from $11.1 million in 2003. Again, we are projecting revenue of $145 million for calendar 2005, of which $12 million is OEM related.

Gross profit increased 27% to $24 million during the fourth quarter and for the year increased 39% to $88.7 million. Gross margin during the fourth quarter increased to 74.2% from 73.4% in 2003. Gross margin from our neuro segment increased to 78.3% from 74.6% during the fourth quarter of 2003. OEM gross margin for the quarter was less than anticipated due to costs associated with a vendor supply issue of approximately $200 thousand. This resulted in a lower gross margin during the quarter than my estimate of 74.5% provided on the last call. For the year, gross margin increased to 73.4% from 70.2% in 2003. For the year, the Neuro segment gross margin increased to 77.2% from 73.5% in 2003. I expect gross margin on a consolidated basis for calendar 2005 in the range of 75 to 75.5%.

As a percentage of net revenue, operating expenses decreased during the fourth quarter to 51.3% from 53.4% a year ago, but for the year increased to 51.6% from 50%, primarily due to planned investments in our sales and marketing capabilities, Sarbanes-Oxley compliance expense and expenses associated with our infringement litigation. Operating income increased 44% to $7.4 million during the fourth quarter, and increased 43% to $26.4 million for calendar 2004. Operating margin for the fourth quarter increased to 23% from 20% due to gross margin expansion and operating leverage. For the year, operating margin increased to 21.8% from 20.2%, again, due to gross margin expansion.

In terms of segment operating income, the Neuro segment operating income was $7.3 million during the fourth quarter and $26.5 million for calendar 2004. OEM operating income was $140 thousand during the fourth quarter and a loss of $150 thousand for calendar 2004.

Net income for the fourth quarter increased 38% to $5.1 million or 24 cents per diluted share from $3.7 million or 18 cents per diluted share in 2003. For the year, net income increased 37% to $18.2 million or 86 cents per diluted share from $13.2 million or 64 cents per diluted share in 2003.

Again, the 2003 results include a 3 cents per share gain from a tax abatement reversal. Our tax rate in the fourth quarter fell to 33.6% and for the year to 34.4%. Higher research and development credits, higher foreign tax credits and higher than expected income in Australia have affected our tax rate favorably during the quarter and the year.

Turning to the balance sheet, our cash and marketable securities at December 31 were $124 million, up from the third-quarter level of $121.8 million. Our investment in Cyberonics at year-end had a gain of $22.8 million unrealized. Cash and marketable securities increased $1.3 million during the quarter if you take out the effects of the gain on the Cyberonics unrealized gain.

Our trade receivables increased 41.5% to $25.3 million at year-end 2004. DSOs increased to 72 days at year-end from 64 days at year-end 2003, although decreased slightly from the Q3 2004 level of 73 days. Again, most of the increase in DSOs during the year were from going direct in Australia and Germany, our acquisition in microHelix and slower payments from hospitals and insurance companies.

Our inventories increased by $900 thousand to $23.9 million at December 31 compared to September 30, and for the year increased by $1.8 million. In the fourth quarter we began building inventory of our first generation rechargeable IPG.

I will now turn the call over to the conference moderator for Q&A.

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	4

© 2005 2002 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

ANSI — Q4 2004 Advanced Neuromodulation Systems Earnings Conference Call

QUESTION AND ANSWER

Operator

Thank you. [OPERATOR INSTRUCTIONS] One moment, please, for the first question. Our first question comes from the line of Thom Gunderson with Piper Jaffray. Please go ahead.

Thom Gunderson - Piper Jaffray — Analyst

Good morning. I want to focus in on some of the new clinical trials. I guess I’ll say I’m pleased that you’ve been able to negotiate with the FDA to get that pivotal going on migraines. Chris, on the 150 patients, is that all—what’s the control, and how is that set up to do a comparison?

Chris Chavez - ANS — CEO

Thom, just very briefly, as most of you know, we have done a pilot previously, and we’re very, very encouraged with the results. We feel very confident that this particular application is going to prove to be both—produce both safety and be efficacious. The number of patients—again, 150 at 10 sites—was a number negotiated by the FDA. The specific design of the clinical trial—I’m not sure how much you want to comment on that, Drew. Let me just turn it to Drew Johnson, our Vice President of Regulatory Affairs. Is there anything you can add to that, Drew?

Drew Johnson - ANS — Vice President Regulatory Affairs

I’ll just briefly state that there is a sham device being used as part of the control group, and that’s all I’d like to comment on that.

Thom Gunderson - Piper Jaffray — Analyst

A turned off device?

Drew Johnson - ANS — Vice President Regulatory Affairs

Yes.

Thom Gunderson - Piper Jaffray — Analyst

And that’s part of the 150 or separate from?

Drew Johnson - ANS — Vice President Regulatory Affairs

That is part of the 150.

Thom Gunderson - Piper Jaffray — Analyst

Great. Then second question—you’re talking about the rechargeable batteries Gen 1 and Gen 2, and I know you’ve been working on that for a time, but it’s gotten a lot of attention, because of Advanced Bionics Centurion to the market. Have you noted any large accounts that have switched over? What are the sales guys bubbling up with on the new competitor out there at this point?

Chris Chavez - ANS — CEO

Just a big picture, Thom. We recognize and see Advanced Bionics as being a more active competitor in the market. We’ve been at this now with them for I think more than three quarters. I think, as you’ll recall, I think many predicted that they would come in and pretty much wipe us out in Q3. In fact, I think the quote was that their device would basically obsolete both ours and Medtronic’s, and clearly, that hasn’t happened in ’04. In fact, in spite of all the ruffles in the market, we pretty much delivered our internal plan. I will say that ANS has more than 1,000 active accounts, and we have lost less than a handful over the course of this unwinding drama. I will say that on a sporadic basis across the country, that we do lose implants on an isolated basis to what I call the curiosity level. There are physicians that see the Advanced Bionics product and feel obligated, as they should, to consider all technology equally, but we have found that once they use it, the combination of ANS’ proven track record for superior technology and our excellence in service, ultimately has helped us retain the overwhelming majority of our accounts, so that’s pretty much the update as of now.

Is there anything you want me to expand on, Thom?

Thom Gunderson - Piper Jaffray — Analyst

No. No comment—let’s see, I don’t want to put it that way—put a negative phrase in your mouth—any large account switchovers, or is it this trialing that you’re mainly seeing as the nuisance?

Chris Chavez - ANS — CEO

We have, again, on 1,000 accounts, there is less than a handful that have made—I wouldn’t call it a wholesale conversion—might be partial conversion. In other words, a sharing of the account. But most of it is what I call nuisance, they take a trial, they get a perm, and the physician has to satisfy himself that they have given due consideration to new technology. So that’s been the extent of it. That’s been our experience over the last nine months.

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	5

© 2005 2002 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

ANSI — Q4 2004 Advanced Neuromodulation Systems Earnings Conference Call

Thom Gunderson - Piper Jaffray — Analyst

Okay. Then just sort of a broad view, I know you want to give better guidance on earnings later, but as we look at ’05, I understand taking the windfall profits from Cyberonics and reinvesting those. But from an accounting standpoint, that’s going to go from sort of the way we look at one time gain, and then it’s going to go into your normal P&L. Is it fair to say that we will have normal ANSI kinds of profit increases year-over-year?

Chris Chavez - ANS — CEO

No, I don’t think you can assume that. What we have said today—and I’m glad you brought this point up, Thom—ANS, for the last seven years, we basically had a commitment that we would grow revenues and that we would leverage profit growth, and in the back—I guess, following the Internet craze, it was obvious to us that we needed to demonstrate to ourselves, and to the world, not only grow but that we could be disciplined managers in being able to grow our business profitably. And we have done that. I think we’ve demonstrated tremendous discipline in having the ability to do that. We now find ourselves in an explosive dynamic Neuromodulation modality where opportunities are coming out of the woodwork. And we see tremendous opportunities to leverage our enormous technology platform to pursue new things. So I think it would be—although it would be financially prudent to stay on the course we’ve been historically, the truth is we have a very powerful balance sheet. We have excellent cash flow from Operations, we have powerful opportunities that we can invest in, and we are prudently going to start to invest in those areas that we think are both strategic and compelling. But let me be really clear—ANS, we understand the importance of keeping our eye on the ball. We are not going to go out and just start throwing money at things. In fact, we’re going to keep a very sharp focus on our chronic pain business, very disciplined in everything we do, and on what I call Incubation projects, that would include opportunities like Parkinson’s, migraine, tremor, pelvic pain, depression and others. We’re going to be very shrewd in qualifying these things and very disciplined in how we spend money against them. And we will spend money only when we think we have the opportunity to create strategic value. To make it simple, we understand the accounting—the accounting basically says anything we gained in Cyberonics, will go on to another income line. As of today, that’s something north of $40 million. We think that when we start to invest in our business, it’s clearly going to go onto the R&D line. It’s going to lower what we had historically—even as of our last conference—what we stated. But we think it’s the right thing to do. We think it’s the strategic thing to do. And I just want to reinforce, my job is to run this Company strategically. As tempting and as much pressure as there is to run this thing on a quarterly basis, we will invest in this Company for strategic purposes, to create long-term strategic advantage, and ultimately, value for our shareholders.

That’s a long-winded answer, but I thing it was important to put that out.

Thom Gunderson - Piper Jaffray — Analyst

I’m glad you did. I’ll get back in queue. Thanks, Chris.

Operator

Our next question comes from the line of John Calcagnini of CIBC.

John Calcagnini - CIBC — Analyst

I wanted to just ask a couple of quick questions. First, it sounds like you’re likely to back off your previous EPS guidance for 2005, so I wondered, on a normalized basis, in other words, excluding the gain on Cyberonics—so I wondered if you could give us a ballpark of where you would be looking at- $1.00, $1.10—you know, just a ballpark there? That was my first question.

Chris Chavez - ANS — CEO

John, just very briefly—if you take the revenue guidance that we provided for the year, we still feel comfortable with that number, and with the budgets that were basically behind it, which was pretty much reflected in the guidance we gave in the last call. The things that are going to change moving forward are—if you just look at the pieces, one of them is clearly the Cyberonics gain, which will have a huge increase on the upside. The expensing of stock options will drag it down. The decision to invest about $5 million, plus or minus, to accelerate product development incubator activities, will clearly pull it down. And we’re also going to probably have some interest income that will probably pull it up. So we thought about trying to massage a number and about putting it out there at this time, but the reality is we still have a few balls up in the air that we need to work through.

John Calcagnini - CIBC — Analyst

Okay. Then my next question was with the fourth quarter showing only 3% growth, and what normally is the strongest seasonal quarter of the year, and your comments about the first quarter being below expectations, I just wondered what gives you confidence with the $145 million in revenue for ’05? And what is going to lead to the below expectation results in the first quarter? Could you talk about that a little bit?

Chris Chavez - ANS — CEO

Just very briefly, I think if you look at ANS’ revenue growth year-over-year, in the year 2001 we were up 19%, then we exploded up to 70% in our Neuro business in ’03, 71% in ’04—this year, the numbers we reported are obvious to see. There’s been an obvious

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	6

© 2005 2002 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

ANSI — Q4 2004 Advanced Neuromodulation Systems Earnings Conference Call

slowdown in growth, clearly, on a bigger base as the quarters have progressed. And we find ourselves now with two very formidable competitors in a market that we think is still expanding roughly at 20%. We know that Advanced Bionics got out of the blocks a little slower than they probably thought. And we also know that we got a formidable competitor, Medtronic, that is going to be more active. Again, we still think that this market is going to expand at roughly 20%. We think that the introduction of Boston Scientific may, in fact, have a positive effect in helping to create demand. That may be an upside in demand creation. But we have tremendous confidence in our Sales and Marketing organization. We continue to believe, with the products we have, and others that are in the pipeline, that when you add it all up, our best thinking of how we’re going to do for the year is the number we put out. We didn’t put it out lightly, John. We thought it through very carefully. But I will say in the history of ANS, we’ve prided ourselves on being straight shooters in giving the investor community what we know, roughly, when we know it. And as I looked at results for this quarter, last week, we were a little below our own expectations. And it isn’t clear to me that we will fall short of our own expectations this quarter, but given the fact that we were a little soft, relative to my own expectations, I thought it was the right thing to do—at least advise Wall Street. So that’s what we’re doing. But right now, let me be very clear, John, we feel very comfortable with the number that we put out there, and you can be very sure that we’re expecting even more from our Sales and Marketing organization. But if things change, and when they do, we’ll step up and give Wall Street the update, whether it’s positive or negative.

John Calcagnini - CIBC — Analyst

Chris, last question—on the Health and Human Services subpoena issue. Can you just talk—does that have anything to do with worker’s comp or absolutely not? Where are they going with that?

Chris Chavez - ANS — CEO

Let me just step back. I was surprised, I think, like many at ANS, to get that. In fact, the irony, John, the day before I got this request I had received an email from BMN—it’s a press release—that the headline was that, Medical Device sector to face dramatically increased scrutiny. And what you probably know, and what many of you know, the pharmaceutical industry has been under attack. The medical device industry is now subject to these types of investigations. We really don’t know. We have no idea what prompted this. We’ve tried to speculate what the cause might have been. But honestly, John, we don’t know. What I can tell you is that at this Company, we have tried to be the flag bearer for integrity. We have a lot of humility. We have no claims of being perfect, but we try very hard to be on the high ground to do the right things, to be compliant. So as I said in my opening comments, we have nothing to hide. If we’ve done something wrong and somebody brings it to our attention, we’ll be the first to acknowledge it and make it right. But I really don’t know. So clearly, we have to be very careful and very discreet on what we say, and how we say it—under legal advice. But we’re going to cooperate fully with the OIG, and hopefully, this thing will move quickly with our help. We’re going to try and get it off the plate as fast as we can. And then we’ll move on.

John Calcagnini - CIBC — Analyst

Okay, thank you very much for that.

Operator

Our next question comes from the line of Bill Plovanic with First Albany. Please go ahead.

Bill Plovanic - First Albany — Analyst

Good morning. A couple of questions. First, just Bob, what were the gross proceeds from your sales of Cyberonics’ stock?

Bob Merrill - ANS — CFO

Thus far?

Bill Plovanic - First Albany — Analyst

Yes. The 1.7 or 1.8 that you sold as of the press release.

Bob Merrill - ANS — CFO

We’ve got $60 million, somewhere in there.

Bill Plovanic - First Albany — Analyst

And what’s the tax rate going to be on those? A normal 30% tax rate, or—?

Bob Merrill - ANS — CFO

It will be closer to 35%.

Bill Plovanic - First Albany — Analyst

Okay. Have you, with your Gen 1 IPG, have you been out actively marketing that, or have you kind of been waiting for the second Gen approval where you go out and market the whole breadth of the product line?

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	7

© 2005 2002 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

ANSI — Q4 2004 Advanced Neuromodulation Systems Earnings Conference Call

Chris Chavez - ANS — CEO

Bill, we actually had a sales meeting this last weekend, and basically made the product available—introduced it to our entire sales organization worldwide. We also introduced six other new products that they’re going to have in the bag, ready to come out of the shoot with. We’ve been very clear. The First Generation rechargeable is an excellent device. It’s not going to be our flagship bearer. We have some very specific applications for it that we haven’t disclosed, or how we intend to compete with it, or how we intend to position it. But it will clearly remain an important workhorse as part of our product offering into the foreseeable future. But clearly, we’re more excited about our second product, and we’re hopeful that the FDA will give us the positive nod soon, and we will be able to make that available to our sales organization. And the key advantages to that product are simply going to be all the features that you ever wanted in an ANS product, and more.

Bill Plovanic - First Albany — Analyst

Okay. Then, so Bob, just to switch over to a Unit ASP question—I would take it that the Neuro business in the fourth quarter—is it safe to assume that was pretty much a Unit growth rate of the 23%?

Bob Merrill - ANS — CFO

Yes. That’s true.

Bill Plovanic - First Albany — Analyst

Then on the mix between RF and IPG, you’ve given us a little color in the past. Can you help us out there?

Bob Merrill - ANS — CFO

Again, it’s very much as it’s been in previous quarters. We had relatively small growth, single digit growth in the RF, and the bulk of the growth coming in clearly from the IPG segment.

Bill Plovanic - First Albany — Analyst

Great. And then just on the headache and tremor studies—can you give us an idea on the headache—obviously it’s going to be blinded—is it a double-blinded study? And secondly, timing wise, when you did you the pilot study, just remind us how many patients, how long it took to enroll—how long do you think enrollment will take on both the headache and the tremor studies—on the pivotals?

Chris Chavez - ANS — CEO

First of all, Drew, why don’t you come over here so—we’re on a speaker phone, and I’m going to ask Drew to get closer here so he can be heard.

Again, the first pilot study was one site, 10 patients. And, again, we were so impressed with the results, we thought that the FDA would also be very impressed, and that they would allow us to move this thing a lot faster. But as they would have it, that wasn’t meant to be, and they asked us to move forward with the study.

Why don’t you talk very briefly, Drew, about—

Drew Johnson - ANS — Vice President Regulatory Affairs

Just a small correction, Chris. It was actually three sites in the initial pilot study and 10 patients. And as you know, we went round and round with the FDA to turn this pilot study into a pivotal study. The study that we are going to embark on, again, has 150 patients at 10 sites. The study is going to be shammed by a patient program. I wanted to make that clear so you don’t think that we’re implanting people and not turning the devices implanted on. It will actually be the external device that will be the sham device.

Can you repeat your question again?

Bill Plovanic - First Albany — Analyst

Was there a second pilot study in there where you were successful in taking the patient? But I’m trying to figure out how long it’s going to take to enroll these patients in both of those studies—both the headache and the tremor.

Chris Chavez - ANS — CEO

First of all, let’s talk about headache. We think the headache study will move very quickly. There are a lot of motivated sites that want to be involved in this. So now that we know we have the green light from the FDA, we’re going to go into fast forward, and very aggressively, proactively, recruit sites, get them qualified, and get this thing moving. So this thing could move rather quickly. I’m not going to give you any exact dates—that would probably be a little dangerous. The tremor study we believe will be a little slower. It’s a more significant procedure. The patient populations aren’t nearly as large. Most of the active implanters are active Medtronic implanters. So it’s going to be a little bit more of a challenge. But we have already identified most of the sites for both the tremor and the Parkinson’s procedures, and it’s really going to be more than the function of finding physicians, but really the ability to actually get procedures booked and moved through the system. So, again, I’m not going to give you a specific date. From a planning point of view, though, we’re just generically assuming that from this point

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	8

© 2005 2002 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

ANSI — Q4 2004 Advanced Neuromodulation Systems Earnings Conference Call

forward it’s roughly three years, plus or minus, to the market—for both tremor and Parkinson’s. But chronic headache, we’re hoping to beat that.

Bill Plovanic - First Albany — Analyst

Okay. And the tremor—how many sites and patients?

Drew Johnson - ANS — Vice President Regulatory Affairs

Tremor, it’s 160 patients at 12 sites.

Bill Plovanic - First Albany — Analyst

And I hate to push you on this, but can I have you here, Chris. I would take it when you say “quickly” on headache and say “hope to be under three years” we should expect patient enrollment in the headache to take no longer than 12 months?

Chris Chavez - ANS — CEO

Well, it’s my hope, Bill—and this is something that sometimes the CEO just puts the objective out there—but I’d like to have all patients implanted clearly within 12 months. From that point, as you know, the follow-up period—what’s the follow-up on this, Drew?

Drew Johnson - ANS — Vice President Regulatory Affairs

The follow-up on my range study is one year.

Chris Chavez - ANS — CEO

So it’s a year. So doing the arithmetic if you go 12 plus 12, and then if you give a full year for the FDA to review and approve this thing, that would basically, put you at the three years. But if we can compress this to aggressive management, we’re going to try and do that.

Bill Plovanic - First Albany — Analyst

Great. Thank you very much. I have more questions, but I’ll jump back in to queue to let other people ask.

Bob Merrill - ANS — CFO

Bill, I’d like to correct an answer I gave you on the gross proceeds from Cyberonics. I think I gave you $60 million. That number’s $67 million. So, again, I’d like to correct that number.

Bill Plovanic - First Albany — Analyst

Thanks, Bob.

Operator

Our next question comes from the line of Kate Sharadin of Pacific Growth. Please proceed with your question.

Kate Sharadin - Pacific Growth — Analyst

Good morning, everybody. I guess just looking out at the mid-part of the year, one, with the Next Generation rechargeable coming to market—and I guess it’s coupled with thoughts of your competitor making comments about large sales for scale. Where are we with sales—number of heads, and does that need to go up? What are your thoughts on that, Chris—and Bob, I guess?

Chris Chavez - ANS — CEO

Thank you, Kate. First of all, if you look at the Advanced Bionics projections that they basically presented at their last conference call, candidly, we were having a hard time with their arithmetic. We couldn’t quite make it add. So we need to—they may know something we don’t know. And I’m talking specifically to 2004 implants. But moving to 2005, they clearly have a very aggressive internal objective, and if they achieve their internal objective, again, the arithmetic says they’re going to capture all the growth in the market for 2005. We don’t think that’s going to happen. We won’t put ourselves in the position of trying to forecast their numbers for them. Again, we can only deal with what we have.

But with respect to the field, today we have 92 active staff trained territories in the U.S., supported by more than 27 clinical specialists in the field to provide both post-op and pre-op support at the clinical level. These are supervised by 10, very impressive, seasoned sales directors. We’re going to continue to sprinkle in reps and clinical specialists, but we think we have what we need with fine-tunes to do what we said we were going to do. So you see us systematically tuning and adding, but we have no plans to make a wholesale addition of reps. We’d rather have focus on quality than quantity. And I think we have quality in spades today.

Kate Sharadin - Pacific Growth — Analyst

Okay, thanks. And, Bob, if you can help us think of the increase in R&D. Is it—we could probably look at all these different trials and when they started and—is there any particular quarter where we’re going to see a bulk of that increase? Or how would we sort of work that through the year?

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	9

© 2005 2002 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

ANSI — Q4 2004 Advanced Neuromodulation Systems Earnings Conference Call

Chris Chavez - ANS — CEO

Kate, I’ll take that one. Just very briefly, what we’re doing is lining up our projects. We’re going through a systematic assessment of where money can make a difference in terms of accelerating important strategic projects. What you’re going to see, starting probably in Q2, is a systematic escalation of the R&D budget, which will have primarily product development that’s in clinical and some—and we happen to have our incubator placed in that particular P&L item. So you’ll see a progressive increase starting in Q2.

Kate Sharadin - Pacific Growth — Analyst

Okay. Thanks very much.

Operator

Our next question comes from the line of Amit Hazan with SunTrust Robinson Humphrey. Proceed with your question.

Amit Hazan - SunTrust Robinson Humphrey — Analyst

Good morning, guys. Just a few follow-up questions. First of all, on gross margin—last quarter I think you got it to 79 to 80% Neuro-side in margin. Is that still a fair assessment guidance?

Bob Merrill - ANS — CFO

Well, I see- as I said, improvement this year in 75 to 75.5 overall, and clearly, the bulk of that increase from this year will come from the Neuro side.

Amit Hazan - SunTrust Robinson Humphrey — Analyst

Okay. So, 79 to 80 too conservative? Should we be looking at more on the Neuro side?

Bob Merrill - ANS — CFO

I think if you look more at where we ended up this year, basically for the year we were at fourth quarter 74%. Again, the Neuro part of that was over 78%. So I would see 79 to 80% on the Neuro side in ’05, getting you to the consolidated basis of 75 to 75.5.

Amit Hazan - SunTrust Robinson Humphrey — Analyst

Okay. And is it fair to say—I mean we’re looking at two new rechargeables that carry higher ASDs, we’re looking at some new leads that have better margins—we could clearly see some upside there? It seems pretty conservative for kind of a 1. increase.

Bob Merrill - ANS — CFO

Clearly, it depends on the mix. And based on assumptions that I’ve made on mix, I’m giving you the 79 to 80. Now if the mix surprises me on the upside, regarding Axxess® leads, rechargeable versus standard IPGs, there could be upside on the gross margin line.

Amit Hazan - SunTrust Robinson Humphrey — Analyst

Okay. Then with regard to first quarter, the trends being kind of slower, first of all, when you talk about slower than estimates, are you referring to the Street or are you referring to your own internal goals?

Bob Merrill - ANS — CFO

Both. I think, in fairness, if you look at the Street consensus, which isn’t significantly different from our own internal plan, it’s very clear that we’re going to be short, based on what I know today, of the consensus estimate for Q1. I don’t want to give you a number. You know we’re still halfway into this month, and we’ve got a lot of quarter still left. And our sales organization has always been able to pull rabbits out of the hat and surprise me. But I think in fairness, given the modest softness I see, I thought it was the right thing to do to at least share my concern with you.

Amit Hazan - SunTrust Robinson Humphrey — Analyst

Would you be surprised if it was sequentially down?

Bob Merrill - ANS — CFO

Right now we don’t see that. But I don’t know, I mean, I think at this point, it’s probably prudent for me to say that if you look at the consensus, again, that isn’t very different from what our own internal forecast was. We think we’re going to be short on that. We don’t view it as being dramatic, but we’re clearly going to miss. And if things continue the way they are, I just thought it would be important for the Street to know.

Amit Hazan - SunTrust Robinson Humphrey — Analyst

Okay. And then one quick question on the EPS for ’05 guidance. With the $5 million additional you’re going to spend, with our models kind of back into, what that means on an EPS, it comes to about 15 cents. And Cyberonics, even with what you’ve sold so far, you could argue comes to around 3 or 4 cents, or perhaps double that if you decide to sell the entire—the rest of the shares. It seems like we could come to some kind of an EPS number—what’s just your thought process behind waiting another quarter

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	10

© 2005 2002 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

ANSI — Q4 2004 Advanced Neuromodulation Systems Earnings Conference Call

and giving it—are we on the right track if we’re giving it that kind of analysis?

Chris Chavez - ANS — CEO

Let me allow Bob, the arithmetic expert, to clarify here.

Bob Merrill - ANS — CFO

I guess I’d like you to repeat what you thought the gain on Cyberonics meant in terms of EPS.

Amit Hazan - SunTrust Robinson Humphrey — Analyst

Anywhere from—I suppose as we thinking more from an interest/income perspective—but 3 to 4 cents to the bottom line for what you’ve sold already. And perhaps another 3 to 4 cents from what you would sell.

Bob Merrill - ANS — CFO

I thought you had meant—in terms of the actual, we’re going to be $43 million tax effective—you’re well over $1.40 in terms of gain, but you’re absolutely right. The interest/income impact will add probably 3 or 4 cents for the remainder of the year. And you’re correct, assuming the assumption on the $5 million, you’re math was correct on the 15 cents. So the other thing you need to take into account is the expensing of stock options, which was clearly not in our original $1.15, and that will clearly impact quarters going from the second half of the year.

Amit Hazan - SunTrust Robinson Humphrey — Analyst

Is that what you’re waiting on—to get formal EPS guidance?

Bob Merrill - ANS — CFO

I think that, and clearly, depending on what our investment in Cyberonics turns out to be in terms of our remaining- to hold, or take in opportunities to sell- could obviously impact interest income. So I think there’s a number of things, as Chris said, we’re also systematically looking at these projects as investments—you know, the timing of those investments, when does that $5 million play into each one of the quarters to exactly come up with a number? And again, I think we’ll be able to do that on our next conference call.

Amit Hazan - SunTrust Robinson Humphrey — Analyst

Okay. And one last question then I’ll jump back into queue. With regard to Cyberonics, how do we think about this, as far as what the reasoning would be, to hold on to the remaining shares at this point? What strategically, Chris, are you thinking, or should we be expecting, theoretically, that you’d probably be selling for the same reason you sold the first half of the shares you owned?

Chris Chavez - ANS — CEO

I think our opening statement pretty much said what we meant. We think the strategic reasons that we originally went into this with were compelling. We actually continue to believe that. But the reality is, we’re sitting on a nice gain. We thought it would be prudent to realize some of it. As we mentioned earlier in our press statement, and we reiterated that this conference call, we’re managing it like an investment. We’re not going to fully show our hand for obvious reasons. And more importantly, we have basically decoupled, or disconnected, our intentions with respect to Cyberonics and our investment. So I’ll just leave it at that.

Amit Hazan - SunTrust Robinson Humphrey — Analyst

Okay, I appreciate it. Thanks very much guys. Have a nice day.

Operator

Our next question comes from the line of Eli Kammerman with Cathay Financial. Please proceed.

Eli Kammerman - Cathay Financial — Analyst

Good morning. With regard to R&D spending, I think in your prior calls you had estimated that R&D expenses would be roughly 10% of sales in ’05.

Chris Chavez - ANS — CEO

That’s correct.

Eli Kammerman - Cathay Financial — Analyst

So does that mean we should be looking at R&D spending in total of, say, $19 to $20 million for this year?

Chris Chavez - ANS — CEO

I think at this point you should be assuming roughly $20 million. We’ll give further resolution in a future call.

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	11

© 2005 2002 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

ANSI — Q4 2004 Advanced Neuromodulation Systems Earnings Conference Call

Eli Kammerman - Cathay Financial — Analyst

Okay. And then on the migraine headache trial, will the entry criteria for patients stipulate that they have to be drug therapy resistant in some way? And what way, if so?

Chris Chavez - ANS — CEO

I’ll let—Drew, do you want to respond to that?

Drew Johnson - ANS — Vice President Regulatory Affairs

Yeah, I’ll respond very quickly without going into any great detail of the protocol. But we’re not going to take the patients completely off of medications. So there will be some patients that will have medication as a hedge to the treatment and vice versa.

Eli Kammerman - Cathay Financial — Analyst

Okay. And for the responders in that trial, do you anticipate identifying any biomarkers or any kind of anatomical markers, which may help in identifying good candidates for therapy once the procedure would be approved by the FDA?

Chris Chavez - ANS — CEO

At this point, no. But I don’t think we want to go into specifics and protocols at this time. Something that we’re doing in the very near future is having a separate investor conference where we can take a deep dive into a varied targeted list of applications, inclusive of what our specific strategy is. So, that is something we’re giving very serious consideration to doing. And in that forum, I think we will lay out with a lot of clarity what we’re going after, why we’re doing it, what our specific approach is and where we are in the timeline. So I’d like to just avoid going into a specific protocol at this time.

Eli Kammerman - Cathay Financial — Analyst

Okay. Well then, on a slightly related note, is it possible for you to say how, if at all, your migraine trial differs from the migraine trial that’s currently being conducted by Medtronic?

Chris Chavez - ANS — CEO

From what we understand—again, we don’t have inside information on what they’re doing—we know they have what we think is a pilot study, and we weren’t approved for a pilot until we recently got approval to move it to a pivotal study. Now I think in terms of the specifics—the actual clinical protocol—we don’t have theirs and they don’t have ours, so it’s probably not wise to comment on that.

Eli Kammerman - Cathay Financial — Analyst

All right. Thanks very much.

Operator

Our next question comes from the line of Shawn Fitz with Stephens, Inc. Please go ahead.

Shawn Fitz - Stephens, Inc. — Analyst

Good morning, Chris and Bob. Just a quick follow-up on the $145 million guidance for 2005. On the third quarter, you all provided that guidance, you’ve obviously confirmed it now. Is there anything else in that number that you’re providing today that wasn’t in that $145 million when you provided it in the third quarter?

Chris Chavez - ANS — CEO

I’m thinking out loud here. I don’t think so. When we put it out in the third quarter, there was a lot of uncertainty on what the overall impact of what Advanced Bionics would be. So we went into that not having what I would call a high resolution on how they would ultimately affect our business. As we moved into the rest of Q3 and into Q4, we gained even more confidence in our strategy, both our product range and our field capabilities. So I think in the big scheme of things, when we put the Q3 numbers out, we felt good about them, obviously. As we go into this quarter, they’re currently going to be there—they’re going to be a player. Medtronic is clearly a player. And when you take all of the factors that you use in coming up with a forecast, and there are quite a few of them, and you add it all up, and you come up with a forecast top down, and then you validate it bottom up. So that’s a long-winded answer, but nothing major has really changed.

Shawn Fitz - Stephens, Inc. — Analyst

So, Chris, just to clarify—again, when we look at what’s banked into that $145 million, are you all giving yourself anymore benefit from your rechargeable IPG or your Axxess® leads than you’d previously banked into that $145 number?

Chris Chavez - ANS — CEO

Exactly. We’re basically taking our entire corporate capability products, sales and marketing, and taking all of that into consideration in the numbers we’re giving you. You know what I think is going to happen? Candidly, as we move into Q2 and Q3, things will clarify. And we will get a better feel for the real capabilities of our competitors. But based upon the last three

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	12

© 2005 2002 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

ANSI — Q4 2004 Advanced Neuromodulation Systems Earnings Conference Call

quarters, ANS has done very, very well. Particularly relative to what we have been given credit for. So hopefully, we’ll be able to continue with the same persistence and tenacity that we used to historically.

Shawn Fitz - Stephens, Inc. — Analyst

Okay, fair enough. Follow-up question on the rechargeable IPG—would you be willing to tell us what the label claim, in relation to longevity, is on your rechargeable IPG? And then maybe just talk about pricing? And if you’re not willing to talk about specific pricing points, maybe you’re philosophy and how that compares with competitors’ pricing in the marketplace?

Chris Chavez - ANS — CEO

Let me just answer a bunch of questions here. First of all, with respect to battery longevity, I need to reclarify it, because I think this point keeps getting lost. Advanced Bionics has a five-year battery longevity claim at moderate power usage. We have, in our current approved product, a seven-year claim at high power usage. So those are two very different claims. Yet even in conference calls, we have heard numbers used that simply are not in alignment with what the FDA permits. So for the record, and to make sure there’s clarity, we have the better claim on battery life and utilization. And we hope to have at least that level of claim in the Second Generation product. And let me further amplify that when we submitted it to the FDA, our claim, we were being very conservative of what we thought that our device was capable of doing. So again, we think our device is formidable. If you want a rechargeable, if that’s what you really want, we think we have the best one, if rechargeable is what you want. I hope that’s clear.

Shawn Fitz - Stephens, Inc. — Analyst

Yes, that’s a great point. Just any commentary on pricing for your First Generation?

Chris Chavez - ANS — CEO

On the First Generation we are going to price at a level that is comparable to our XP device. So just in rough arithmetic, $15 thousand for a system. For our Second Generation device, we don’t want to show our hand. But I will tell you that it will roughly be in the range of our Renew system. And we will make adjustments, up or down, based upon market dynamics.

Shawn Fitz - Stephens, Inc. — Analyst

And you’re saying the balance competitive price in the marketplace is what, Chris?

Chris Chavez - ANS — CEO

We think they are roughly in the range maybe of a slight premium to our Renew® system.

Operator

Our next question comes from the line of Pat Pace with UBS. You may proceed.

Pat Pace - UBS — Analyst

Just a couple of questions. On the Q1 trends, is that more related to volume or pricing do you think?

Chris Chavez - ANS — CEO

It would be volume.

Pat Pace - UBS — Analyst

Okay. And do you think that—do you get any sense that Medtronic might be cutting pricing ahead of their rechargeable launch to try and gain some land share?

Chris Chavez - ANS — CEO

We have seen isolated situations of Medtronic actually discounting to try and protect business. In fact, it’s not normal Medtronic behavior, but they’re have been isolated instances of Medtronic discounting, particularly in SurgiCenter situations. We don’t know if it’s renegade reps gone amuck, or if it’s a concerted strategy by Medtronic to try to hold onto share until they’re able to bring something else out. But there have been isolated instances, again, we don’t know if it’s Medtronic strategy or whether Medtronic simply has a few reps that are just out of control. We’re going to monitor and see if there is a real trend there.

Pat Pace - UBS — Analyst

Okay. And on the OIG investigation—I know you can’t say much—but does it relate at all to marketing, or is it—I mean are the questions focused on marketing or reimbursement? I mean can you give any flavor on that?

Chris Chavez - ANS — CEO

No. I think I’ve said what I can. The truth is, who knows? We don’t know—excuse me a second. Ken, do you want to comment on that?

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	13

© 2005 2002 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

ANSI — Q4 2004 Advanced Neuromodulation Systems Earnings Conference Call

Ken Hawari - ANS — Executive Vice President

Yes, I will just say our press release says, I think, everything we can say about the OIG investigation at this point. So we’ll just ask you to focus on that. I think it’s fully descriptive.

Pat Pace - UBS — Analyst

Okay. And on your Second Generation—did you file it before or after the New Year? Just curious.

Chris Chavez - ANS — CEO

We actually filed, as promised, before the New Year.

Pat Pace - UBS — Analyst

Okay, great. That’s all I’ve got.

Operator

Our next question comes from the line of Mark Landy with Susquehanna Group. Please proceed.

Mark Landy - Susquehanna Group — Analyst

Good morning, folks. I need a little help here, if you can. On the IPG side—taking into account the guidance that you’ve provided, sequential growth, if you look at the quarters, and if you just maybe go back to 2004, sequential growth was kind of 6—kind of picked up in the second quarter, 13—we’ve modeled it around 4—and in 1% we’re talking specifically about Units. Can we assume the 10% price pickup to ASPs next year? Are we modeling around a 25% Unit pickup, which translates into roughly a 6 to 7% sequential growth—is that kind of the correct thinking? And if it is, growth sequential has been declining into the low single digits, how did you get it up going to the mid-single digits?

Bob Merrill - ANS — CFO

I guess the first comment is, I probably disagree with the 10% price increase. I’m not sure whether you’re getting there from the mix—rechargeable versus the historic IPG—but I certainly think that number is higher than what it will actually be, because remember, the rechargeable- it depends upon which product it will be replacing. If it’s a Renew® system, the ASPs going to be basically on the Second Generation, as Chris said, virtually where the Renew® system was. So there’s going to be no pickup on ASP there, versus what the prior products would have been. So I don’t think that’s a very good assumption at this point, Mark.

Mark Landy - Susquehanna Group — Analyst

So you’re saying my pricing assumption’s too high?

Bob Merrill - ANS — CFO

I guess what I heard you say is that there will be a 10% pricing differential, and I wouldn’t agree with that.

Mark Landy - Susquehanna Group — Analyst

What I’m saying is that if I assume that 10% price pickup and then look at the Unit growth—the sequential Unit growth that I get is materially higher than we’ve seen this year for three of the quarters. [inaudible] ’05 or ’04, on a sequential basis.

Chris Chavez - ANS — CEO

Let me clarify, Mark. First of all, the Unit growth has been strong. With respect to 2005, in numbers, we have made no radical assumption. ’05 versus ’04 on a mix swing—we’ve made no significant assumption—in fact, probably no assumption—on a price increase. So when we give numbers, the general projection we’re giving you is assuming no change in price and no shift in mix. So just to kind of ground us there- that the increase that we’re looking to project ’05 versus ’04, which is roughly 20%- is primarily volume driven. Now you introduce the issue of mix—we think the Axxess® Lead, if it starts to become significant, it’ll give us a bump up, and that would be positive. We think that if our Second Generation rechargeable were to cannibalize our Renew®, that it would be relatively neutral, from a mix point of view, to the extent that our First Generation rechargeable would cannibalize from XP. It would be basically a neutral to the extent that either rechargeable cannibalizes from our Genesis® business, that would be a significant mix upgrade. So there are a lot of variables that go in. So in order to keep it clean, we’ve assumed year-over-year that it’s primarily mix neutral.

Mark Landy - Susquehanna Group — Analyst

That’s a very fair assumption, and I think you’ve already said that you’ve assumed that whatever the mix shift is, is upside. But if we go along those assumptions, the thing I just want to get some comfort with is that if one looks at the sequential growth in Units, they started out the year higher and exited the year in the single digits to the lower single digits, and to get to that 20% Unit growth, you have to have a sequential growth in the mid to higher single digits, so the 5 to 7% range. Relative to the historical sequential growth, there’s a material uplift in sequential growth, and I just want to understand how one gets to that assumption.

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	14

© 2005 2002 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

ANSI — Q4 2004 Advanced Neuromodulation Systems Earnings Conference Call

Chris Chavez - ANS — CEO

There’s one other piece that isn’t obvious. It’s the international mix versus a domestic mix. As you know, margins, internationally, are not what they are in the U.S.. Because we use distributors—that’s one force that pulls margin down. The other one is, you’ve probably seen, that different markets aren’t quite the same. So the growth in Units for ANS clearly are stronger than the revenue dollars would show. So, again, Mark, maybe we’re just not understanding the question.

Mark Landy - Susquehanna Group — Analyst

Yes, Chris, maybe I’ll try it another way. Assuming that there’s a standard pricing that you guys use and you’ve given us historically at around $15 thousand to just under $15 thousand—I’m taking the liberty of bumping that up slightly—if we use a flat pricing and then we look at the sequential growth in Units, right? Exiting 2004 you were in the low single digits. We’ve got Q3 at around 4% and Q1 at around 2%. If one looks at the sequential quarterly growth—the sequential growth in Units in 2005—that steps up to around 5 to 6% to be able to get to the year-over-year Unit growth that you’re forecasting of 20%. I want to understand how I can reconcile that slowdown in sequential growth at the backend of this year to a material pickup in the expected sequential growth next year with the potential of the competitors timing more in line at the backend of the year.

Chris Chavez - ANS — CEO

Mark, what I’ll do is let Bob chew on that question. Because I think—Bob, do you have—?

Bob Merrill - ANS — CFO

Yes, what Mark’s trying to get at is, if you look at our quarters from Q1 through the end of the year, basically our sequential growth has gone down. And assuming flat pricing, that means our Unit volume increases have obviously gone down. And he’s saying to about 3% in Q4, which is correct. So what he’s trying to figure out is how are we going to get our Unit volume up in the next several quarters to make our number, because assuming pricing’s relatively the same, he wants to know how we can get the volume.

Chris Chavez - ANS — CEO

That’s easy, Mark. We’re going to sell more products!

Mark Landy - Susquehanna Group — Analyst

I’ll follow up off line. Thanks very much.

Chris Chavez - ANS — CEO

Just for clarity, Mark, I know you’re off, but I think if you—just for total clarity to those on the conference call- we are forecasting in our assumptions, in our guidance, a pure increase in volume year-over-year of 20%, making neutral assumption for price and mix. And then I think clearly there’s some confusion here, so we’ll do what we can to try and clarify that. We’ll take the next question now.

Operator

[OPERATOR INSTRUCTIONS] We do have a follow-up question from the line of John Calcagnini. Please proceed.

John Calcagnini - CIBC — Analyst

Yes, this is Chad in for John—just had a follow up about EPS. Do you guys have an estimate of the EPS impact from the stock option expensing, what, in fact, that will be in ’05?

Chris Chavez - ANS — CEO

Yes, I can give you an historical, depending on what options are issues during this year, that would affect that number. But historically, it’s about 6 cents per share per quarter.

Chad Suggs - CIBC — Analyst

Oh, per quarter?

Chris Chavez - ANS — CEO

Yes.

Chad Suggs - CIBC — Analyst

So it looks to me that as far as including the R&D increase and interest income, that your guidance for ’05 on EPS could be in the 80 to 90 cent range. Is that a pretty fair assessment?

Bob Merrill - ANS — CFO

Again, I think as Chris said, we want to get a handle on things, but making certain assumptions, I think you can figure out what the number is.

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	15

© 2005 2002 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

ANSI — Q4 2004 Advanced Neuromodulation Systems Earnings Conference Call

Chad Suggs - CIBC — Analyst

Okay. Then one follow-up on the HHS subpoena—how much time do you have to respond to the request? And is there any indication on how long this could—the whole process could take?

Chris Chavez - ANS — CEO

No, we’ve said everything we’re going to say on that. The key point is, we’re going to cooperate with these people—again, we have nothing to hide. We’re going to move this thing along. It will take whatever it takes, and we hope it will move along quickly.

Operator

[OPERATOR INSTRUCTIONS] Mr. Chavez, I show there are no more questions at the present time. I will now turn the call back to you.

Chris Chavez - ANS — CEO

Thank you. Our cause, by simply stating that we never thought our mission is more relevant today than ever, Neuromodulation is simply a compelling and exciting area. The clinical opportunities for neuromodulation technology continue to expand. The promise of a multi-billion dollar, multi-indication modality is materializing—it’s happening. With good planning and execution, the ANS team continues to grow the top and bottom line, while investing heavily in new growth opportunities and also while expanding our organizational capabilities. I think the fourth quarter results continue to demonstrate the strength of our organization and our operation platform and validate our business strategy. We remain focused on executing this strategy as ANS continues to gain strength, confidence and momentum. I’m very proud of our entire team. They do a great job, particularly in delivering these remarkable back-to-back performances. We also want to take the opportunity to express our appreciation to our growing list of customers. We know they have a choice. We thank them for their business. We want to thank you for tuning into this conference call, and we look forward to updating you soon on hopefully other positive ANS developments. Have a great day.

Operator

Thank you. Ladies and gentlemen, that concludes the conference call for today. We thank you for your participation and ask that you now disconnect your line. 1018014

DISCLAIMER

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2005, Thomson StreetEvents All Rights Reserved.

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	16

© 2005 2002 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.